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                                                                      EXHIBIT 12


                CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)


                                                     Years ended September 30
                                               -------------------------------------
                                                1998   1997    1996    1995    1994
                                               -----  ------  ------  ------  ------
Earnings:
  Pre-tax income from continuing operations    168.0  $117.0  $279.8  $256.0  $118.3
  Distributed income of affiliated companies     7.5    10.4    11.2    11.7     5.6
  Add fixed charges:
    Interest on indebtedness                    42.0    43.2    41.7    35.6    41.7
    Portion of rents representative of
     the interest factor                         5.1     4.9     4.8     5.5     5.9
                                               -----  ------  ------  ------  ------
  Income as adjusted                           222.6  $175.5  $337.5  $308.8  $171.5

Fixed charges:
  Interest on indebtedness                      42.0  $ 43.2  $ 41.7  $ 35.6  $ 41.7
  Capitalized interest                             -       -       -       -       -
  Portion of rents representative of
     the interest factor                         5.1     4.9     4.8     5.5     5.9
                                               -----  ------  ------  ------  ------
  Total fixed charges                           47.1  $ 48.1  $ 46.5  $ 41.1  $ 47.6

  Ratio of earnings to fixed charges             4.7     3.6     7.3     7.5     3.6
                                               =====  ======  ======  ======  ======
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